Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC ANNOUNCES PRELIMINARY FISCAL 2006 FIRST QUARTER

EARNINGS OF $76.1 MILLION OR $0.18 PER DILUTED SHARE

FIRST QUARTER HIGHLIGHTS

•	First quarter earnings were $76.1 million, or $0.18 per diluted share. This compares to a reported $41.1 million, or $0.16 per diluted share in last year’s first quarter, and to $49.2 million, or $0.11 per diluted share for the combined operations of the former Cargill Crop Nutrition and IMC Global Inc. on a pro forma basis.

•	Net sales for the quarter were $1.40 billion. This compares to a reported $0.72 billion in last year’s first quarter and to $1.46 billion on a pro forma basis for same period a year ago.

•	First quarter reported gross margins include mark-to-market non-cash gains on derivative contracts of $61 million. These non-cash gains were partly offset by non-cash foreign currency transaction losses of $39 million below the operating profit line.

•	Phosphate results improved versus prior year results. The average diammonium phosphate (DAP) price realization of $240 per tonne increased $22 versus the comparable prior year period. This was partially offset by higher raw material, water treatment and other operating costs.

•	Potash volumes were down during the seasonally slow first quarter, and were also negatively affected by low inventories and planned plant shutdowns. The average potash selling price of $141 per metric tonne increased $49 versus the prior year pro forma period and increased $3 per tonne versus Mosaic’s fourth quarter.

•	Offshore results were weak primarily due to continued poor farm economics in Brazil.

•	The outlook for fiscal 2006 remains positive. During the remaining three quarters, Potash shipments are expected to improve compared to the first quarter and prices are expected to remain at near record high levels. Phosphate prices are also expected to remain near historic highs, though phosphate margins may come under pressure due to rising raw material costs.

PLYMOUTH, MN, October 3, 2005 – The Mosaic Company (NYSE: MOS) announced today that net earnings were $76.1 million, or $0.18 per diluted share (“per share”), for the quarter ended August 31, 2005.

“Mosaic continues to make progress on many fronts. During the first quarter, our Phosphate business showed continued improvement, aided by a strong pricing environment. Our Potash business continues to benefit from record high prices, though sales volumes were soft due to a seasonally slow first quarter, planned summer maintenance and downtime related to our capacity expansion projects,” said Fritz Corrigan, President and Chief Executive Officer of Mosaic.

Net sales in the first quarter were $1.40 billion, nearly double net sales for the same period a year ago, but a decline of 4% compared with pro forma results of the two companies for the same period during the prior fiscal year. The increase in reported net sales compared with last year was primarily a result of the combination of Cargill Crop Nutrition and IMC Global Inc. that occurred on October 22, 2004. The decline in the pro forma net sales was mainly due to lower volumes in our Potash segment, which were partially offset by higher prices.

Operating earnings for the first quarter were $192.0 million compared with $57.0 million for the same period a year ago and 76% higher compared with pro forma results for the same period last year. Non-cash mark-to-market derivative gains contributed $61.3 million to operating earnings. Selling, general, and administrative (SG&A) expenses of $57.0 million were recorded in the first quarter compared with $31.0 million for the same period a year ago and $53.2 million on a pro forma basis. This is in line with Mosaic’s expectations.

Non-cash foreign currency transaction losses totaled $39.0 million. This was caused primarily by the strengthening of the Canadian dollar against the United States dollar. This impacts the carrying value of the United States dollar denominated net assets of Potash, for which the Canadian dollar is the functional currency.

Mosaic ended the quarter with $201 million in cash and cash equivalents. Mosaic’s total debt at the end of August 2005 was $2.6 billion, resulting in a debt to total capital ratio of 39.3%.

Potash

The Potash segment’s total volume was 1.7 million tonnes during the first quarter, which was lower than anticipated during the seasonally slow summer period when downtime was taken for planned maintenance and capacity expansion projects. In addition, low beginning inventories resulting from high prior period sales also contributed to the low volume in the first quarter. Record high potash prices led to net sales of $267.7 million for the first quarter of fiscal 2006. Gross margins were $107.1 million and operating earnings were $98.5 million during the first quarter. These results included non-cash mark-to-market derivative gains of $26.1 million.

The average selling price at Mosaic’s mine sites, including all potash products, was $141 per tonne compared with $92 per tonne on a pro forma basis in the first quarter during the prior year period. The average potash selling price increased $3 per tonne compared with fiscal 2005 fourth quarter results. Existing long term industrial potash contracts with prices that do not rapidly adjust to current market prices, adversely affected our average selling price. These below market contracts, which were entered into prior to the business combination, accounted for 15% of total volume. Contract prices under most of these contracts will increase beginning in January 2006, but are expected to remain below our average selling price.

Phosphates

Mosaic’s Phosphates business segment’s first quarter net sales were $856.5 million. Total fertilizer and feed phosphate shipments were 2.9 million tonnes and the average DAP selling price at Mosaic’s plant sites was $240 per tonne, an increase of $22 compared with the same period a year ago. However, costs per tonne also increased compared with a year ago, mainly because of higher ammonia prices and ongoing water treatment costs. Water treatment costs were approximately $10 million during the quarter, an increase of $10 million compared with the same period last year and $1 million compared with the fourth quarter of fiscal 2005. First quarter gross margins for Phosphates were $136.9 million with operating earnings of $106.9 million. Phosphates had non-cash mark-to-market derivative gains of $35.2 million in the first quarter.

Offshore

Mosaic’s Offshore business segment’s net sales were $340.0 million for the first quarter, a decline of $22.2 million versus the prior year period. The first quarter operating loss of $8.2 million was offset by equity income of $8.1 million. The first quarter operating loss was primarily the result of a continuing weak Brazilian farm economy, including low soybean prices, regional drought conditions, high input costs and the appreciation of the Brazilian real.

Nitrogen

Mosaic’s Nitrogen business segment’s net sales were $24.2 million for the first quarter, a decline of $34.1 million versus the prior year period. The first quarter operating earnings were $0.3 million. Nitrogen equity earnings from Mosaic’s Saskferco investment were $5.5 million for the first quarter compared with $2.8 million for the same period a year ago.

First quarter Nitrogen volumes were 0.2 million tonnes, a decline of 46% compared with year ago levels as high prices resulted in delaying purchases from prospective customers.

Equity Earnings

Total equity earnings in non-consolidated subsidiaries, including Fosfertil and Saskferco, were $14.2 million for the quarter, an increase of 45% over last year’s results for the same period. Mosaic’s equity investment in Fosfertil had strong returns as prices for its products have not been as negatively impacted by local market conditions because of existing supply agreements.

Observations and Outlook

Mosaic remains optimistic about its prospects for fiscal year 2006. “The phosphate market is strong right now and with our annual summer maintenance downtime behind us, we expect improved potash volumes for the remainder of the year,” Corrigan said. “For fiscal 2006, our focus remains on cash generation and reducing costs, including the capture of synergies. Clearly we are going to focus on costs in all aspects of our business.”

Despite a weak Brazilian market, potash exports are expected to remain at high levels as a result of strong demand from Asia, particularly China and India. Domestic potash sales were seasonally slow in the first quarter, but are projected to be higher in the remaining three quarters of fiscal 2006. Potash prices are expected to remain near record-high levels. In addition, Mosaic’s Esterhazy expansion, announced in April, is expected to be on-stream by the fall of 2006 and is expected to add approximately 360,000 tonnes of capacity per year. Under the terms of an existing agreement with Potash Corporation of Saskatchewan, PCS has exercised its right to participate in the Esterhazy expansion and fund 25% of the capital costs in exchange for the right to 25% of the new capacity for the remainder of the contract.

For the Phosphates segment, DAP prices are expected to remain at or near current high levels, but raw material prices are expected to increase further because of higher energy prices. U.S. phosphate export volumes are expected to decline in the second half of the fiscal year compared with current high levels, though industry supply is also expected to decline because of production losses resulting from Hurricane Katrina and anticipated plant closures in the United States.

“The recent hurricanes in the U.S. Gulf region have resulted in reduced phosphate supply of more than 400,000 tonnes,” said Corrigan. “Thankfully our two phosphate plants in Louisiana suffered only minimal damage and were back at nearly full production by the end of September. This will keep the phosphate market tighter than expected. At the same time, we are concerned about the impact of higher natural gas prices that have already affected ammonia prices. Water treatment costs are projected to remain high in the second quarter, though they are expected to decline in the second half of fiscal 2006 if rainfall levels in central Florida are near normal,” Corrigan added.

Given the continuing challenges in the Brazilian farm economy, Mosaic expects a decline in second quarter operating earnings in its Offshore segment compared to strong results a year ago. However, equity earnings from Fosfertil and the company’s Yunnan investment in China are expected to remain strong.

Mosaic’s synergy savings remain on track to reach the company’s stated goal of $145 million on an annual run-rate basis by the end of fiscal 2007. As of the end of August 2005, annualized synergies reached $87 million. The closure of Mosaic’s Kingsford mine in mid-September and IMC’s former Lake Forest headquarters in October, will help reduce mining and overall costs and assist in achieving annual synergy run-rate levels of $90 to $110 million by the end of fiscal 2006.

Mosaic anticipates capital spending in $350 million to $400 million during fiscal 2006 in line with prior guidance. Significant projects underway include Mosaic’s Esterhazy expansion mentioned above, construction of a single super phosphate facility in Argentina, expenditures to improve operating rates at the Colonsay potash mine, and several other investments dedicated to capture the Company’s synergy expectations.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Monday, October 3, 2005, to discuss 2006 1st quarter earnings results. The call will begin at 11:00 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) and will last no longer than 60 minutes.

Conference Call Phone Number: 800-901-5241

International Phone Call-In Number: 617-786-2963

Participant Passcode: 57227112

Additionally, a Webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s web site at http://www.mosaicco.com/investors. This Webcast will be available up to one year from the time of the earnings call.

A replay of the audio call will be available through 6:00 p.m. Eastern Daylight Time on Monday, October 31. Please call 888-286-8010 to access the replay and use passcode 12083832.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended August
	2005	2004
Net sales	$1,403.6	$724.8
Cost of goods sold	1,154.8	642.6

Gross margins	248.8	82.2

Selling, general and administrative expenses	57.0	31.0
Other operating income	(0.2)	(5.8)

Operating earnings	192.0	57.0

Interest expense	38.3	7.6
Foreign currency transaction (gain) loss	39.0	1.6
Other (income) expense, net	(0.9)	(0.3)

Earnings from consolidated companies before taxes	115.6	48.1
Provision for income taxes	51.5	13.6

Net earnings of consolidated companies	64.1	34.5
Equity in earnings of nonconsolidated companies	14.2	9.8
Minority interests in (earnings) loss of consolidated companies	(2.2)	(1.2)

Net earnings before the cumulative effect of a change in accounting principle	76.1	43.1
Cumulative effect of a change in accounting principle	—	(2.0)

Net earnings	$76.1	$41.1

Diluted earnings per share	$0.18	$0.16

Weighted average number of shares outstanding	433.9	250.6

Proforma Consolidated Statement of Operations
(in millions except per share amounts)
The Mosaic Company	(unaudited)

	Three months ended August
	2005	2004
	(actual)	(proforma)
Net sales	$1,403.6	$1,457.2
Cost of goods sold	1,154.8	1,300.4

Gross margins	248.8	156.8

Selling, general and administrative expenses	57.0	53.2
Other operating income	(0.2)	(5.8)

Operating earnings	192.0	109.4

Interest expense	38.3	42.1
Foreign currency transaction (gain) loss	39.0	18.0
Gain on sale of securities	—	(9.2)
Other (income) expense, net	(0.9)	3.7

Earnings from consolidated companies before taxes	115.6	54.8
Provision for income taxes	51.5	12.5

Net earnings of consolidated companies	64.1	42.3
Equity in earnings of nonconsolidated companies	14.2	8.9
Minority interests in (earnings) loss of consolidated companies	(2.2)	(2.0)

Net earnings	$76.1	$49.2

Diluted earnings per share	$0.18	$0.11

Weighted average number of shares outstanding	433.9	429.7

Consolidated Financial Highlights
(dollars in millions)
The Mosaic Company	(unaudited)

	Three months ended August		Favorable/(Unfavorable)
	2005	2004	Amount	%
Net sales:
Phosphates	$856.5	$363.5	$493.0	n/m
Potash	267.7	5.9	261.8	n/m
Nitrogen	24.2	58.3	(34.1)	(58)%
Offshore	340.0	362.2	(22.2)	(6)%
Corporate/Other (a)	(84.8)	(65.1)	(19.7)	n/m

	$1,403.6	$724.8	$678.8	n/m

Gross margins:
Phosphates	$136.9	$34.9	$102.0	n/m
Potash	107.1	0.3	106.8	n/m
Nitrogen	1.5	4.0	(2.5)	n/m
Offshore	12.2	43.3	(31.1)	(72)%
Corporate/Other (a)	(8.9)	(0.3)	(8.6)	n/m

	$248.8	$82.2	$166.6	n/m

Operating earnings (loss):
Phosphates	$106.9	$30.3	$76.6	n/m
Potash	98.5	0.2	98.3	n/m
Nitrogen	0.3	3.1	(2.8)	(90)%
Offshore	(8.2)	23.6	(31.8)	n/m
Corporate/Other (a)	(5.5)	(0.2)	(5.3)	n/m

	$192.0	$57.0	$135.0	n/m

(a)	Includes elimination of intercompany sales.

n/m - Not meaningful

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended August		Favorable/(Unfavorable)
	2005	2004	Amount	%
Sales volumes (000 metric tons) (a):

Phosphates (b)	2,869	733	2,136	291%
Potash	1,700	—	1,700	100%
Nitrogen	206	380	(174)	(46)%
Offshore	3,015	2,112	903	43%

Average price per metric ton (c):

DAP	$240	$218	$22	10%
Potash	$141	$—	$141	100%

(a)	Sales volumes include tons sold captively. Phosphates volumes represent dry product tons, primarily DAP.
(b)	Includes captive sales tons to Offshore.
(c)	FOB plant/mine.

The Mosaic Company

Selected Non-GAAP Financial Measures and Reconciliations

(unaudited)

The following table summarizes the calculation of EBITDA and provides a reconciliation to net income:

EBITDA Calculation	(dollars in millions)
	Three months ended August 31, 2005	Three months ended August 31, 2004
Net Earnings	76.1	41.1
Interest	50.3	7.6
Income taxes	51.5	13.6
Depreciation, Depletion & Amortization	74.3	23
Amortization of Debt Financing Fees	1.2	—
Amortization of Fair Market Value Adjustment of debt	(12.0)	—
Amortization of Mark to Market Contracts	(4.5)	—

EBITDA	236.9	85.4

The following table summarized the calculation of Net Debt to Capital:

(dollars in billions)
Numerator
Gross Debt	2.6
Total Cash	0.2

Net Debt	2.4

Denominator
Book Value of Equity	3.5
Total Debt	2.6

Capital	6.1

Net Debt to Total Capital	39.3%